UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act Of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

DELTA AND PINE LAND COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DELTA AND PINE LAND COMPANY
ONE COTTON ROW
SCOTT, MISSISSIPPI 38772 USA
(662) 742-4000

December 29, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Delta and Pine Land Company, which will be held on Monday, February 19, 2007, at 10:00 AM, Central Time, at the Memphis Marriott East, 2625 Thousand Oaks Blvd., Memphis, Tennessee. All stockholders of record as of December 21, 2006, are entitled to vote at the Annual Meeting.

We appreciate your confidence in the Company and hope you will attend this Annual Meeting in person.

Please note this meeting represents the regular Annual Meeting of the Stockholders of Delta and Pine Land Company. The Special Meeting of the Stockholders of Delta and Pine Land Company regarding the approval of the Monsanto Transaction was held on December 21, 2006.

Whether or not you expect to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card or vote electronically via the Internet or by telephone to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card or voted via the Internet or by telephone.

Sincerely,
/s/ Jon E.M. Jacoby
Jon E. M. Jacoby Chairman of the Board

DELTA AND PINE LAND COMPANY
ONE COTTON ROW
SCOTT, MISSISSIPPI 38772 USA
(662) 742-4000

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON FEBRUARY 19, 2007

To the Stockholders of
Delta and Pine Land Company:

The Annual Meeting of the Stockholders of Delta and Pine Land Company will be held at the Memphis Marriott East, 2625 Thousand Oaks Drive, Memphis, Tennessee, on Monday, February 19, 2007, at 10:00 AM, Central Time, for the following purposes:

1.	to elect two Class II members to the Board of Directors to three-year terms expiring at the 2010 Annual Meeting of Stockholders;
2.	to ratify the appointment of the independent auditors for the fiscal year ending August 31, 2007; and
3.	to transact such other business as may properly come before the meeting or any adjournments thereof.

The accompanying Proxy Statement contains further information with respect to these matters.

The stockholders of record at the close of business on December 21, 2006, are entitled to notice of and to vote at the Annual Meeting. The list of stockholders will be available for examination for the 10 days immediately preceding the meeting at Delta and Pine Land Company’s corporate office, One Cotton Row, Scott, Mississippi 38772.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy using the enclosed addressed envelope, which requires no postage if mailed within the United States, or vote electronically via the Internet or by telephone.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Jerome C. Hafter
Jerome C. Hafter Secretary

December 29, 2006

DELTA AND PINE LAND COMPANY
ONE COTTON ROW
SCOTT, MISSISSIPPI 38772
(662) 742-4000

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
February 19, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta and Pine Land Company (“D&PL” or the “Company”) from stockholders holding shares of D&PL Common Stock (“Shares”) for use at its Annual Meeting of Stockholders to be held at the Memphis Marriott East, 2625 Thousand Oaks Drive, Memphis, Tennessee, on Monday, February 19, 2007, and at any adjournment or adjournments thereof. To assure adequate representation at the Annual Meeting, stockholders are requested to promptly sign, date and return the enclosed proxy or vote electronically via the Internet or by telephone.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either: (i) an instrument revoking it or (ii) a duly-executed proxy bearing a later date. In addition, a stockholder who is present at the meeting may revoke the stockholder’s proxy and vote in person if the stockholder so desires. Proxies furnished by stockholders pursuant hereto will be voted on proposals properly introduced at the meeting and in elections; and, if the person solicited specifies in the proxy a choice with respect to matters to be acted upon, the Shares will be voted in accordance with such specification. If no choice is specified, the proxy will be voted FOR approval of the nominees for directors, FOR the ratification of the appointment of the independent auditors as described herein, and in the discretion of the proxy holders with regard to such other business as may come before the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion as permitted by the exchange or other organization of which they are members. Brokers will have discretionary authority to vote on the proposal for the election of directors.

Stockholders of record at the close of business on December 21, 2006, are entitled to vote at the meeting. The Proxy Statement and the accompanying form of proxy were mailed on or about December 29, 2006, to all stockholders of record as of the close of business on December 21, 2006. The transfer agent, Illinois Stock Transfer, will tabulate the votes received prior to the meeting. The Secretary of the Company and, Vice President - Chief Financial Officer and Assistant Secretary of the Company, will be appointed as inspectors of the Annual Meeting to count all votes and ballots and perform the other duties required of inspectors.

The presence at the Annual Meeting, in person or by proxy, of a majority of the Shares outstanding on December 21, 2006, will constitute a quorum. At that date, approximately 36,497,132 Shares were outstanding. The affirmative vote of the holders of a plurality of the Shares that are represented in person or by proxy at the meeting and entitled to vote is required to approve the election of directors. All matters other than the election of directors submitted to the stockholders shall be decided by a majority of the votes cast with respect to such matters. Each Share is entitled to one vote. The Company’s stock is traded on the New York Stock Exchange (“NYSE”) under the symbol DLP.

All references herein to a particular year refer to the Company’s fiscal year, which ends or ended on August 31 of the year indicated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the best knowledge of the Company, based on information filed with the Securities and Exchange Commission and the Company’s stock records, the following table sets forth, as of November 30, 2006, Shares beneficially owned by each director, each nominee for director, each named executive officer, any person owning more than 5% of the Shares individually, others with significant ownership and by all executive officers and directors as a group.

A person’s beneficial ownership of common stock is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated elsewhere in the footnotes to this table, the persons named in the table have sole voting power and investment power with respect to the Shares they beneficially own. In addition to the Shares held by each individual, shares of restricted stock and shares of common stock that such person has the right to acquire as of November 30, 2006 or within 60 days thereafter (i.e., January 29, 2007), upon the exercise of options granted by the Company, have been included.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage Of Class (1)
Alson Capital Partners LLC (2)	2,115,600	5.8
W.T. Jagodinski (3) (4)	515,651	1.4
Charles R. Dismuke (3) (5)	210,052	0.6
Stanley P. Roth (6)	166,154	0.5
F. Murray Robinson (7)	165,709	0.5
Jon E. M. Jacoby (8)	165,163	0.5
Rudi E. Scheidt (9)	145,766	0.4
Nam-Hai Chua (10)	125,987	0.3
Joseph M. Murphy (11)	114,241	0.3
R. D. Greene (3) (12)	112,712	0.3
William V. Hugie (3) (13)	69,896	0.2
James H. Willeke (3) (14)	19,418	0.1
All Directors and Executive Officers as a Group [20 persons] (15)	2,245,485	5.9

(1)	Based on 36,473,176 Shares outstanding on November 30, 2006.
(2)	The mailing address for Alson Capital Partners LLC is 810 7th Ave Floor 39, New York, New York 10019.
(3)	The mailing address for Messrs. Jagodinski, Dismuke, Greene, Willeke and Hugie is One Cotton Row, Scott, Mississippi 38772.
(4)
Includes 8,605 Shares owned beneficially by Mr. Jagodinski, and also includes 494,144 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter, and 12,902 shares of restricted stock.

(5)
Includes 53,096 Shares owned beneficially by Mr. Dismuke, and also includes 150,812 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter, and 6,144 shares of restricted stock.

(6)
Includes 27,500 Shares owned by North American Capital Corporation, as to which Mr. Roth has sole power to vote and sole power of disposition and 24,969 Shares owned beneficially by Mr. Roth. Also includes 113,685 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter. The mailing address for Mr. Roth is 510 Broad Hollow Road, Suite 206, Melville, New York 11747.

(7)
Includes 38,000 Shares owned by a Charitable Remainder Unit Trust (“CRUT”) as to which Mr. Robinson disclaims beneficial ownership, and 105,316 Shares owned beneficially by Mr. Robinson. Also includes 22,393 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter. The mailing address for Mr. Robinson is 1520 Woodruff Lane, Bloomington, Indiana 47401.

(8)
Includes the following shares: 5,437 Shares owned by Jacoby Enterprises, Inc., as to which Mr. Jacoby has sole power to vote and sole power of disposition, 20,094 Shares held in an IRA account, 8,200 Shares held by an LLC as to which Mr. Jacoby disclaims beneficial ownership and 26,636 Shares owned beneficially by Mr. Jacoby. Also includes 104,796 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter. The mailing address for Jacoby Enterprises, Inc., and Mr. Jacoby is 111 Center Street, Little Rock, Arkansas 72201.

(9)
Includes 32,081 Shares owned beneficially by Mr. Scheidt. Also includes 113,685 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter. The mailing address for Mr. Scheidt is 54 South White Station Road, Memphis, Tennessee 38117.

(10)
Includes 10,666 Shares owned by Dr. Chua’s wife as to which Dr. Chua disclaims beneficial ownership, and 1,636 Shares owned beneficially by Dr. Chua. Also includes 113,685 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter. The mailing address for Dr. Chua is c/o Laboratory of Plant Molecular Biology, Rockefeller University, 1230 York Avenue, New York, New York 10021-6399.

(11)
Includes 698 Shares owned by Mr. Murphy’s wife as to which Mr. Murphy disclaims beneficial ownership, and 1,636 Shares owned beneficially by Mr. Murphy. Also includes 111,907 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter. The mailing address for Mr. Murphy is 200 East 42nd Street, 9th Floor, New York, New York 10017.

(12)
Includes 3,664 Shares owned beneficially by Mr. Greene. Also includes 102,302 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter, and 6,746 shares of restricted stock.

(13)
Includes 2,243 Shares owned beneficially by Mr. Hugie. Also includes 65,046 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter, and 2,607 shares of restricted stock.

(14)
Includes 839 Shares owned beneficially by Mr. Willeke. Also includes 17,321 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter, and 1,258 shares of restricted stock.

(15)	Includes 1,669,289 shares of common stock issuable upon exercise of stock options vested as of November 30, 2006, or within 60 days thereafter, and 50,803 shares of restricted stock.

OFFICERS OF THE COMPANY

Name (Age)	Position (1)	Offices Held with Company; Principal Occupation for Past Five Years

W. Thomas Jagodinski (50)	President, Chief Executive Officer and Director
Mr. Jagodinski has served as President and Chief Executive Officer and Director since September 2002 and as Executive Vice President from June 2002 through August 2002. From September 2000 until June 2002, he served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary and from March 2000 until September 2000 he served as Senior Vice President-Finance, Treasurer and Assistant Secretary. Until March 2000, he served as Vice President - Finance and Treasurer and Assistant Secretary. From 1991, when he joined D&PL, until March 2000, Mr. Jagodinski held various positions with the Company.

Charles R. Dismuke, Jr. (51)	Senior Vice President
Mr. Dismuke has served as Senior Vice President since 1999. From 1997 until 1999, he served as Senior Vice President and as President of Deltapine Seed Division. From 1989 until 1997, he served as Vice President - Operations. Mr. Dismuke was a General Manager of one of the Company’s subsidiaries, Greenfield Seed Company, from 1982 until 1989. From 1977, when he joined D&PL, until 1982, Mr. Dismuke held various positions with the Company.

R. D. Greene (36)	Senior Vice President - International and Corporate Development
Mr. Greene has served as Senior Vice President - International and Corporate Development since November 2005. Previously he served as Vice President - Finance, Treasurer and Assistant Secretary from June 2002 until November 2005. From September 2000 until June 2002, he served as Vice President - Business Development and from 1997, when he joined D&PL, until September 2000, Mr. Greene served as Director of International Taxation and Finance.

David W. Albers (48)	Vice President - Technical Services
Dr. Albers has served as Vice President - Technical Services since August 2006. From August 1999 to July 2006, he served as Regional Technical Services Director. From February 1996 to August 1999, Dr. Albers served as Vice President - Agronomic Services, Paymaster Division. From 1994 to 1996, he was Product Development Manager at Hartz Seed, a subsidiary of Monsanto Company. Previously he served as Assistant Professor of Agronomy and Extension Cotton Specialist at University of Missouri from 1991 to 1994, and Area Extension Specialist from 1987 to 1991.

Kenneth M. Avery (40)	Vice President - Chief Financial Officer and Assistant Secretary
Mr. Avery has served as Vice President - Chief Financial Officer and Assistant Secretary since October 2006. Previously he served as Vice President Finance, Treasurer and Assistant Secretary from December 7, 2005. Prior to joining the Company in December 2005, he served as Vice President - Controller for Eagle Materials, Inc. Mr. Avery served in the audit division of Arthur Andersen from July 1990 to May 2002, being promoted to partner in 2001.

Harry B. Collins (65)	Vice President -Technology Transfer
Dr. Collins has served as Vice President -  Technology Transfer since 1998. From 1985 until 1998, Dr. Collins served as the Company’s Vice President - Research. Prior to that, Dr. Collins was the senior soybean breeder for the Company. Dr. Collins has been employed by D&PL since 1974.

Earl E. Dykes (53)	Vice President - Field Production
Mr. Dykes has served as Vice President - Field Production
since September 2003. From 1997 to August 2003, Mr. Dykes served as the Company’s Vice President - Operations. Prior to that time, Mr. Dykes served as the General Manager - Arizona Processing, Inc. (which was acquired by the Company in 1996). Mr. Dykes was a shareholder of Arizona Processing, Inc. at the time of the acquisition.

Ken Fearday (53)	Vice President - International
Mr. Fearday has served as Vice President - International since April 2003. Prior to joining D&PL he served as President of Research Seeds, Inc. from May 2000 until February 2003. From January 2000 through May 2000 he served as President of Seed Solutions, a division of Research Seeds, Inc. From 1992 through 1999 he served as President of Advanta Seeds, Inc., a wholly owned subsidiary of Advanta USA, Inc.

Kater D. Hake (54)	Vice President - Technology Development
Dr. Hake has served as Vice President - Technology Development since May 2001. From 1996 until May 2001, he served as International Division Vice President - Technical Services. Prior to joining the Company in 1996, Dr. Hake was an Associate Professor with Texas A&M University and Manager of Cotton Physiology for the National Cotton Council of America.

William V. Hugie (47)	Vice President - Research
Dr. Hugie has served as Vice President - Research since 1998. From 1996 until 1998, he served as Vice President - New Technologies. From 1988, when he joined D&PL, until 1996, Dr. Hugie held various positions with the Company.

Thomas A. Kerby (62)	Vice President - Special Projects
Dr. Kerby has served as Vice President - Special Projects since August 2006. From 1994 until August 2006, he served as Vice President - Technical Services. From 1993, when he joined D&PL, to 1994, he served as Director - Technical Services. Prior to joining the Company, Dr. Kerby served the cotton industry of California and the University of California as an Extension Cotton Agronomist.

Charles V. Michell, Jr. (44)	Vice President -Operations
Mr. Michell has served as Vice President - Operations since September 2003. From August 2001 until August 2003, Mr. Michell served as Vice President - Supply Chain Management, Corporate Quality Assurance and Information Systems. From April 2000 until August 2001, he served as Vice President - Supply Chain Management and Information Systems. From 1998 until April 2000, he served as Vice President - Information Systems. From 1987, when he joined D&PL, until 1998, Mr. Michell held various positions with the Company.

Ann J. Shackelford (48)	Vice President - Corporate Services	Ms. Shackelford has served as Vice President - Corporate Services since 1997. Ms. Shackelford has been employed by D&PL since 1994 and has held various positions in the Company.

James H. Willeke (62)	Vice President - Sales and Marketing
Mr. Willeke has served as Vice President - Sales and Marketing since 1999. From 1997 until 1999, he served as Senior Vice President and as President - Paymaster Division. Prior to joining the Company, he served as President - Hartz Seed, a subsidiary of Monsanto Company.

Jerome C. Hafter (61)	Secretary
Mr. Hafter has served as Secretary of D&PL since 1993. From 1976 until September 2001, Mr. Hafter was a partner in Lake Tindall, LLP, D&PL general counsel, where he had performed legal services for D&PL since 1983, and since October 1, 2001, he has been a partner of Phelps Dunbar, LLP, now D&PL general counsel.

(1) All biography information is provided as of December 29, 2006.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors is established by the Board of Directors and is currently set at seven. The Company’s Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes (Class I, Class II, and Class III), with each class containing one-third, or as close to one-third as possible, of the total number of directors. Directors are elected at each annual meeting to succeed those directors whose terms then expire. Directors serve for terms of three years and until their successors have been duly elected. The directors chosen to succeed those whose terms are expiring are of the same class as the director they succeed. Class II Directors were elected at the January 15, 2004 Annual Meeting to serve a term expiring at the 2007 Annual Meeting. Class III Directors were elected at the January 11, 2005 Annual Meeting to serve a term expiring at the 2008 Annual Meeting. Class I Directors were elected at the January 16, 2006 Annual Meeting to serve a term expiring at the 2009 Annual Meeting.

The Board of Directors proposes the re-election of the two Class II Directors listed below:

Name (Year First Elected a Director)	Offices Held with the Company; Principal Occupation for Past Five Years

CLASS II

Joseph M. Murphy (1992)	Since February 1993, Mr. Murphy has been the Chairman of Country Bank, New York, New York. Mr. Murphy has been a certified public accountant since 1961, certified in both New York and New Jersey. Prior to his affiliation with Country Bank, Mr. Murphy practiced public accountancy for public and private companies for nine years, and then participated as an investment banker, investor, officer and director in the purchase, management and sale of numerous domestic and international public and private businesses for over 17 years. Mr. Murphy also has extensive service as a trustee of several substantial non-profit foundations and institutions. Mr. Murphy is 71 years of age.

Rudi E. Scheidt (1993)
Since 1990, Mr. Scheidt has been a private investor. From 1973 to 1989, he served as President of Hohenberg Bros. Co., a worldwide cotton merchant, headquartered in Memphis, Tennessee, and as its Chairman during 1990. Mr. Scheidt was Director Emeritus of National Commerce Financial Corporation, a bank holding company, headquartered in Memphis, Tennessee until December 2002. Mr. Scheidt also has extensive service as a trustee of several substantial non-profit foundations and institutions. Mr. Scheidt is 81 years of age.

CLASS III

Jon E. M. Jacoby (1992)	Mr. Jacoby has been the non-executive Chairman of the Company since September 2000 and has been employed by Stephens, Inc. and Stephens Group, Inc., companies that engage in investment banking activities, since 1963. On October 1, 2003, Mr. Jacoby retired as Vice Chairman of each of these companies. Mr. Jacoby is presently the Vice Chairman and Senior Principal of the Stephens Group, LLC, a private equity firm founded by Witt Stephens, Jr. and Elizabeth Stephens Campbell. Stephens Inc. and Stephens Group, Inc. are stockholders of D&PL. Mr. Jacoby is a director of Eden Bioscience Corp. and Power-One, Inc. He was a director of Beverly Enterprises, Inc. until May 24, 2001. Mr. Jacoby is 68 years of age.

F. Murray Robinson (2000)	Mr. Robinson has been a non-executive Vice Chairman of the Company since September 2002 and served as Chief Executive Officer and Vice Chairman from October 2000 until August 2002. Prior to his first retirement from D&PL in April 1999, Mr. Robinson had been employed by D&PL serving as Executive Vice President from December 1998 until April 1999 and President and COO from February 1989 until December 1998 and Executive Vice President from April 1988 until February 1989. Mr. Robinson is 72 years of age.

CLASS I

Nam-Hai Chua (1993)
Dr. Chua is the Andrew W. Mellon Professor and Head of the Plant Molecular Biology Laboratory of Rockefeller University, New York, New York, and has been with the University for over 20 years. In addition, Dr. Chua served as the Chairman of the Management Board of Directors of the Institute of Molecular Agrobiology (“IMA”) in Singapore until September 2000, Deputy Chairman from that time until September 2001, and as the Chairman of the Board of IMAGEN Holdings Pte. Ltd, an affiliate of IMA until August 2001. Dr. Chua was also a member of the Board of Directors of DNAP Holdings (formerly DNA Plant Technology Corporation), until he resigned in 1998 and BioInnovations of America (an entity owned by the Government of Singapore, which invests in United States biotechnology companies) until he resigned in 2000. Dr. Chua also acted as a scientific consultant to Monsanto Company for matters relating to plant biology through 1995. Dr. Chua has been a consultant to Pioneer Hi-Bred International, Inc., a DuPont (NYSE:DD) subsidiary, for several years. Dr. Chua is 62 years of age.

W. Thomas Jagodinski (2002)	See the description of Mr. Jagodinski’s positions with the Company and principal occupation under “Officers of the Company”.

Stanley P. Roth (1988)
Mr. Roth has been a non-executive Vice-Chairman of the Company since September 2000 and is the Chairman of North American Capital Corporation, a private merchant banking firm. In addition, Mr. Roth serves as the Chairman of Royal-Pioneer Industries, Inc., now Stamit, and a director of Hollis Corporation and GPC International Inc. Mr. Roth previously served as Chairman of GPC International until 2001. From September 2002 until April 2005, Mr. Roth served as a director of Polaroid Holding Company and as a member of their audit committee. Mr. Roth is a certified public accountant with both public accounting and private industry experience. Mr. Roth is 69 years of age.

 The Board of Directors has considered the independence of each of its non-employee directors, and has determined that each of Messrs. Chua, Jacoby, Murphy, Robinson, Roth, and Scheidt is “independent”, as defined under NYSE rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS LISTED AS CLASS II DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

KPMG LLP audited D&PL’s annual financial statements for the fiscal year ended August 31, 2006 and its internal control over financial reporting as of August 31, 2006. Representatives of KPMG will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

The Audit Committee is solely responsible for appointing the independent registered public accounting firm to be the Company’s independent outside auditors for the fiscal year ending August 31, 2007. Although the Company is not legally required to seek stockholder approval of its outside auditor, the Board of Directors believes that it is in the best interest of the Company and a matter of good corporate governance to do so.

At the time of publication of this Proxy Statement, the Audit Committee has commenced a process for the selection of the Company’s outside auditors for 2007, but has not yet made a selection. Therefore, at this time stockholders are being asked to ratify the appointment of KPMG LLP as such auditors. However, such ratification is subject to the right of the Audit Committee to appoint a different auditing firm of comparable stature in the accounting profession, either before or after the annual meeting (and notwithstanding the affirmative vote of a majority of shares in favor of this proposal), as the Audit Committee may determine to do in the exercise of its business judgment.

Audit Fees

Aggregate fees paid or payable to the Company’s independent registered public accounting firm relating to the audit of the 2006 and 2005 consolidated financial statements and the fees for other professional services billed during the periods from September 1 to August 31, 2006 and 2005 are as follows:

Type of Fees	2006	2005
Audit Fees (1)	$524,500	$589,000
Audit-Related Fees (2)	11,000	49,000
Tax Fees (3)	10,000	9,000
All Other Fees (4)	55,000	25,000
Total	$600,500	$672,000

(1)
Represents the aggregate fees paid or payable by the Company to KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting and for the reviews of the consolidated financial statements included in the Company’s Form 10-Q filings for each fiscal quarter.

(2)
Represents the aggregate fees billed to the Company by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements that are not already reported in Audit Fees. These services include benefit plan audits and attestation services that are required by statute or regulation.

(3)	Represents the aggregate fees billed to the Company by KPMG LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

(4)	Includes fees paid for due diligence relating to the same international project in 2006 and 2005.

Auditor Independence

The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independent auditor’s independence and has determined that the provision of such services has not adversely affected the independent auditor’s independence.

Policy on Audit Committee Pre-Approval

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the independent auditor’s independence. The policy generally provides for the Audit Committee to pre-approve services in the defined categories of audit services, audit-related services, tax services and all other services, up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or services over the pre-approved amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent auditor to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the Securities and Exchange Commission, and also considers whether proposed services are compatible with the independence of the independent auditor. None of the Audit Committee’s pre-approval requirements were waived in fiscal 2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings and Attendance of Directors

The Board of Directors had 10 meetings in fiscal 2006. All Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they served as members. All members of the Board of Directors attended the Annual Meeting of Stockholders on January 16, 2006. Directors are expected to attend Board Meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities with due care.

Director’s Compensation

Each Director receives an annual fee of $40,000 and an attendance fee of $1,000 for each meeting of the Board of Directors attended. Directors are reimbursed for actual expenses incurred in connection with attending Board or Committee meetings. In addition, each non-employee member of the Audit Committee, Nominating and Corporate Governance Committee, Technology Committee, and Compensation Committee receives $10,000 for serving on each committee of the Board of Directors, up to a maximum of $20,000 per year. Under the 1995 Long-Term Incentive Plan, as amended, each new director of the Company is granted options for 62,222 shares. In addition, each director is granted options for an additional 2,666 shares in each of the second through sixth year each director serves as such. On May 18, 2005, under the 2006 Omnibus Stock Plan, each non-employee director was granted options for 12,000 shares and 4,000 Restricted Stock Units. The Restricted Stock Units earn dividends payable in the form of additional Restricted Stock Units if dividends are paid on Delta and Pine Land Stock during the term of the agreement. During fiscal 2006, each non-employee director earned 57 additional Restricted Stock Units.

Director Independence

As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate, and are consistent with, the definition of “independent” contained in the NYSE listing rules.

At least a majority of the Board shall consist of Independent Directors (as defined below). No director may contemporaneously serve as a consultant or service provider to the Company. To find that a director is “Independent,” the Board must affirmatively determine, after considering all relevant facts and circumstances, that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization (whether or not for-profit) that has a relationship with the Company. When assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. However, because the concern is independence from management, ownership of even a significant amount of stock, by itself, is not a bar to independence. A director who the Board affirmatively determines has no material relationship with the Company that may impact the director’s independence from management is considered an “Independent Director.” In addition:

(i)
A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of the employment relationship. However, employment as an interim Chairman or interim Chief Executive Officer shall not disqualify a director from being considered independent following that employment.

(ii)
A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service, and other than compensation received by a director for former service as interim Chairman or interim Chief Executive Officer, is not independent until three years after the person ceases to receive more than $100,000 per year in such compensation; provided, however, that compensation received by a director for former service as an interim Chairman or interim Chief Executive Officer, and compensation received by an immediate family member for service as a non-executive employee of the Company, need not be considered in determining independence under this test.

(iii)
A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company, is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

(iv)
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

(v)
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues, is not independent until three years after falling below such threshold. Any relationship below such threshold shall not preclude the director’s independence. In applying this standard, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The three-year look-back provision for this standard applies solely to the financial relationship between the Company and the director or immediate family member’s current employer, and former employment of the director or immediate family member need not be considered. In addition, while charitable organizations are not considered companies for purposes of this standard, the Company must disclose in the annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of the charity’s consolidated gross revenues. Any Company donations to any charitable organization in which a director serves as an executive officer or director shall not preclude the director’s independence if the aggregate amount of contributions in any single fiscal year does not exceed the lesser of $100,000 or 2% of the charitable organization’s consolidated gross revenues.

For purposes of subsections (i) through (v) above, “immediate family member” shall have the meaning as set forth from time to time in the NYSE Listed Company Manual. In applying the three-year look-back provisions, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

In addition, a director’s beneficial ownership of less than 5% of the Company’s outstanding common stock shall be deemed immaterial and shall not be deemed to impair the director’s independence. No relationship between a director and a beneficial owner of less than 10% of the Company’s outstanding common stock shall be deemed material or to impair the director’s independence.

Information pursuant to which the analysis and determination of director independence shall be made will be derived from the following sources:

1.	Director and Officer Questionnaires;
2.	Interviews with nominees (oral or written);
3.	Summaries of relevant information about the nominees prepared by management based on information generally available; and
4.	Other information properly available to the Board of Directors.

The Board has determined that each of the non-employee directors of the Company, Jon E. M. Jacoby, F. Murray Robinson, Stanley P. Roth, Joseph M. Murphy, Rudi E. Scheidt and Nam-Hai Chua, meets these standards and is independent. In addition, all non-employee Board committee members meet the applicable independence requirements of the NYSE and applicable law.

Executive Sessions of Non-Management Directors

The Company’s independent Directors meet separately in executive session without the employee Director or representatives of management at least twice each fiscal year in accordance with the Company’s Corporate Governance Guidelines. The Board determines which Director shall preside over the executive session without management . At such time, the Board also designates an alternate Director to preside over such executive session. Any Director designated to preside over an executive session without management is one who is deemed an “Independent Director” under the Company’s Categorical Standards for Determining Director Independence.

Stockholder Communications with the Board of Directors

Stockholder or other interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating/Corporate Governance Committee, c/o Directors’ Assistant, One Cotton Row, Scott, Mississippi, 38772.” Electronic communications should be sent to Directors@deltaandpine.com. All communications so received will be opened by the Directors’ Assistant for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the Chairman of the Nominating/Corporate Governance Committee.

Corporate Governance Guidelines

The Board of Directors of the Company adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.deltaandpine.com in the Corporate Governance section under About D&PL or by contacting Assistant Secretary, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi 38772.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all Company employees, including its Chief Executive Officer, Chief Financial Officer, as well as members of the Board of Directors. The Code of Business Conduct and Ethics is available free of charge on the Company’s website at www.deltaandpine.com in the Corporate Governance section under About D&PL or by contacting Assistant Secretary, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi 38772. The Company will post any changes to the Code of Business Conduct and Ethics on its website.

Committees of the Board

The Board of Directors has an Audit Committee, Compensation Committee, Technology Committee and Nominating and Corporate Governance Committee. Committee members are elected by and serve at the discretion of the Board of Directors.

Audit Committee

The members of the Audit Committee are Messrs. Murphy, Roth, Robinson and Scheidt. Each of the committee members is independent as defined by the NYSE Listing Standards. The Audit Committee met nine times during fiscal 2006. The Committee:

•	reviewed with the independent registered public accountants the scope of the audit, the auditors’ fees and related matters;

•	received the annual comments from the independent registered public accountants on accounting procedures and systems of control;

•
reviewed with the independent registered public accountants any questions, comments or suggestions they may have had relating to D&PL’s internal controls, accounting practices or procedures or those of D&PL’s subsidiaries;

•
reviewed with management and the independent registered public accountants D&PL’s quarterly financial statements as required and have reviewed year end financial statements along with any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the SEC and have recommended the inclusion of the audited financial statements in the report on Form 10-K. This review included the items required by SAS 61 as in effect at that time in the case of the quarterly statements;

•
received from the independent registered public accountants the report required by Independence Standards Board Standard No. 1 as in effect at that time and discussed it with the independent registered public accountants;

•	reviewed, as needed, the adequacy of the systems of internal controls and accounting practices of D&PL and its subsidiaries regarding accounting trends and developments; and

•	reviewed compliance with laws, regulations, and internal procedures, and contingent liabilities and risks that may be material to D&PL.

The Audit Committee hereby reports that the Audit Committee and the Company have complied with the Audit Committee Charter with respect to the fiscal year ended August 31, 2006.

The Board of Directors has determined that in its judgment, Joseph M. Murphy qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC. Mr. Murphy is “independent” as defined by the NYSE Listing Standards.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and the Company’s independent registered public accountants and has reviewed and discussed the Company’s audited consolidated financial statements with management and the Company’s independent registered public accountants.

The Audit Committee has also discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Company’s independent registered public accountants have also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company) and the Audit Committee has discussed with the Company’s independent registered public accountants that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, for filing with the Securities and Exchange Commission.

Stanley P. Roth
Joseph M. Murphy
Rudi E. Scheidt
F. Murray Robinson

Compensation Committee (Compensation Committee Interlocks and Insider Participation)

The members of the Compensation Committee are Messrs. Jacoby and Murphy. The Company is not aware of any information which would be required to be disclosed as compensation committee interlocks or insider participation in compensation decisions. The Compensation Committee met five times during 2006. The Compensation Committee reviews and approves annual compensation, including bonuses, for senior management of the Company and administers the Company’s 1995 Long-Term Incentive Plan, as amended, and the 2005 Omnibus Stock Plan, including the grant of options, restricted stock or restricted stock units under each plan.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of independent directors. The Compensation Committee is responsible for reviewing and approving the compensation of the Chief Executive Officer and the other executive officers of the Company and reviewing and approving stock-based awards when recommended, including stock options, for each executive officer.

The Company’s policy is to pay cash compensation (salary and bonus) in sufficient amounts so that the Company’s officers receive compensation that is competitive with that paid by other companies of similar size within the seed industry, after considering cost-of-living factors such as location, as well as providing long-term incentives based on the performance of the Company. The long-term incentives are designed to attract and retain key executives by providing rewards for outstanding performance relative to peer companies. The Company has followed this policy since 1989.

Salary and Bonus

Salary ranges of executive officers are based on a written job responsibility measurement system created by an independent, outside salary consultant. This system is adjusted periodically. This system applies to all employees of the Company, and not just to the executive officers. Each position within the Company has an established salary range based on skill level and experience required to perform the duties, along with the position’s level of importance to overall Company operations. Individual salary ranges are established at levels that provide internal equity, as well as competitiveness with similar positions in other companies with similar businesses. Merit salary increases are determined annually based on job performance and current salary level within the salary range set for that position. Each executive officer’s performance review includes achievement against an established set of management responsibilities, as well as specific individual objectives. Objectives relate to the business function of that respective officer and may include financial performance objectives (i.e., achievement of budget goals), as well as other objectives relating to the individual’s particular role in the Company (i.e., market share goals, unit cost management, plant safety record, new product introductions, etc.). The objectives of each executive officer are set by the Chief Executive Officer. Each executive officer’s performance is rated by the Chief Executive Officer. Non-merit increases are a function of inflation and, as a result, in recent years have been modest.

The method of salary measurement described above also applies to the Chief Executive Officer. Objectives for the Chief Executive Officer are set by the Board of Directors. The salary of the Chief Executive Officer is discussed by the Chief Executive Officer with the Compensation Committee. Based on such discussions and the salary ranges and objectives discussed above, the Compensation Committee determines the Chief Executive Officer’s compensation.

A bonus pool is created annually based on a specified percentage of pre-tax, pre-bonus, and pre-pension earnings. Under the Company’s incentive bonus program, the total of bonuses paid in any year is limited to the lower of two limitations: (1) the bonus pool reduced by pension costs and (2) the sum of all performance-based maximum individual awards. The Chief Executive Officer can reduce, but may not increase, the overall bonus pool from the amount calculated using the pre-established formula. The Compensation Committee, upon the recommendation of the Chief Executive Officer, may also adjust the size of the bonus pool. All positions eligible for bonus are placed in one of five categories that govern the maximum bonus available as a percentage of the mid-point of the position’s salary range. These five categories include: (1) Chief Executive Officer and Senior Vice Presidents, (2) other executive officers, (3) senior managers, (4) middle managers and (5) all other bonus-eligible positions. This maximum is based on the potential impact on the Company’s profit of the job’s responsibilities.

Each executive officer’s bonus is based on his or her performance and achievement against individual goals as described for merit salary increase review. Performance is expressed as a percentage which, when multiplied by the maximum bonus available for that job, results in an adjusted performance-based maximum individual award for that year. All bonus awards to eligible employees are calculated in this manner, and actual awards are effectively the pro rata share of the available bonus pool or the performance-based maximum. Thus, the bonus of each executive officer is dependent on the achievement of the Company’s earnings and the level of performance of each officer against established performance criteria and personal objectives.

The bonus for the Chief Executive Officer is similarly set based on the individual’s job performance. The Chief Executive Officer recommends his bonus to the Compensation Committee. The Compensation Committee reviews, adjusts as appropriate and approves the bonus amounts for the Chief Executive Officer and the other executive officers.

Stock Awards

Awards of stock options and restricted stock for each executive officer and other key employees are recommended by the Chief Executive Officer and must be approved by the Compensation Committee and are granted at the sole discretion of the Committee. Based on an assessment of competitive factors and advice from independent compensation consultants, the Compensation Committee determines a suitable award that provides an incentive for both performance and employee retention purposes.

Chief Executive Officer’s Compensation

During the Company’s fiscal year ended August 31, 2006, W. Thomas Jagodinski was employed by D&PL as President, Chief Executive Officer and Director. Mr. Jagodinski’s salary was based on his contribution to the Company. He was entitled to merit salary increases. These merit increases were determined in accordance with the procedures and guidelines described above. The Compensation Committee approved Mr. Jagodinski’s bonus based on his achievement with respect to the earnings goal and related financial targets for the Company. Other factors in the Compensation Committee’s decision were Mr. Jagodinski’s leadership in developing corporate growth strategies, developing international business opportunities, his contribution made in developing the market for biotechnology-enhanced seed, the launch of new products and the execution of certain strategic transactions. In August 2006, the Company also entered into additional compensation arrangements with various officers of the Company as described in the Executive Compensation section, including Mr. Jagodinski, in order to induce the executive to remain in our employ and to ensure his or her continued dedication and efforts without undue concern for his or her personal financial and employment security.

Compensation Committee

Jon E. M. Jacoby
Joseph M. Murphy

Technology Committee

The members of the Technology Committee are Messrs. Chua, Robinson and Jagodinski. This Committee met once during 2006. The Technology Committee reviews and monitors the Company’s research and scientific initiatives in areas such as technological programs, molecular biology, and agricultural biotechnology. The Technology Committee also investigates significant emerging plant science and technology issues.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) recommends nominees for election to the Board by the stockholders at the annual meeting and makes recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating Committee operates in accordance with its charter and is composed of Messrs. Jacoby, Murphy, and Robinson, each of whom meets the independence requirements of the NYSE. The Nominating and Corporate Governance Committee met two times during 2006.

The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;
•	executive level business experience and acumen;
•
relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the cotton industry, agribusiness, molecular biology or plant sciences, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;
•	business judgment;
•	availability and willingness to serve on the Board;
•	independence requirements of the NYSE;
•	potential conflicts of interest with the Company or its stockholders taken as a whole; and
•	accomplishment within the candidate’s own field.

The Nominating Committee has adopted a policy with regard to considering a stockholder’s nominee. To submit a nominee for consideration, a stockholder must provide the Nominating Committee:

•	proof of the stockholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;
•	a complete description of the candidate’s qualifications, experience and background; and
•	the candidate’s signed consent to serve on the Board.

In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as it uses for candidates it identifies. Before recommending a stockholder’s candidate, the Nominating Committee may also:

•	consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board;
•	conduct appropriate verifications of the background of the candidate; and
•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a stockholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

Board Committee Charters

The charters for the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available free of charge on the Company’s website at www.deltaandpine.com in the Corporate Governance section under About D&PL or by contacting Assistant Secretary, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi 38772.

PERFORMANCE OF DELTA AND PINE LAND COMPANY SHARES

The Company’s Shares were first publicly traded on June 29, 1993. The following table shows a comparison of cumulative total return to stockholders for D&PL Common Stock, the NYSE/AMEX/NASDAQ Market Index and the S&P Supercap Agriculture Products Index. The table assumes $100 invested on August 31, 2001, and the reinvestment of dividends.

EXECUTIVE COMPENSATION

Following are compensation related tables and information as required by the Securities and Exchange Commission reflecting executive compensation for the fiscal year ended August 31, 2006.

Annual Compensation

The following table sets forth certain information regarding compensation paid to, or accrued for, the Company’s Chief Executive Officer and the Company’s four other most highly-compensated executive officers (the “Named Officers”) during the year ended August 31, 2006:

Summary Compensation Table

		Annual Compensation			Long -Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($) (1)	Restricted Stock Awards($) (2)	Securities Underlying Options		All Other Compensation($) (5)

W. Thomas Jagodinski	2006	400,000	500,000	4,000	—	2,666	(4)	45,000
President and	2005	348,000	420,000	2,000	568,351	151,307	(3)	44,000
CEO	2004	336,000	215,000	1,000	—	2,666	(4)	44,000

Charles R. Dismuke, Jr.	2006	305,000	270,000	5,300	—	—		—
Senior Vice President	2005	265,000	235,000	3,800	270,643	70,812	(3)	—
	2004	256,000	120,000	2,500	—	—		—

R. D. Greene	2006	255,000	250,000	1,800	47,120	13,000	(4)	—
Senior Vice President -	2005	213,000	210,000	1,700	209,061	54,702	(3)	—
International and	2004	206,000	105,000	1,000	—	—		—
Corporate Development

James H. Willeke	2006	210,000	95,000	3,100	—	—		—
Vice President -	2005	203,000	83,000	2,800	55,424	31,823	(3)	—
Sales and Marketing	2004	197,000	40,000	1,900	—	—		—

William V. Hugie	2006	200,000	105,000	1,100	—	—		—
Vice President -	2005	193,000	92,000	1,200	114,838	30,046	(3)	—
Research	2004	186,000	55,000	800	—	—		—

(1)	These amounts include items such as personal use of a company automobile, group term life insurance, moving expenses and/or taxable fringe benefits.
(2)
On May 18, 2005, the named officers were granted the following Restricted Stock Awards: 21,504 shares for W. Thomas Jagodinski; 10,240 shares for Charles R. Dismuke, Jr.; 7,910 shares for R. D. Greene; 2,097 shares for James H. Willeke; and 4,345 shares for William V. Hugie. The closing price on May 18, 2005 was $26.43. On November 30, 2005, R.D. Greene was granted a Restricted Stock Award of 2,000 shares. The closing price on November 30, 2005 as quoted by the NYSE was $23.56. Restricted Stock vest as follows: 40% of the shares vest on the day following the first anniversary date, 30% of the shares vest on the second anniversary date, and the remaining 30% of the shares vest on the third anniversary date.

(3)	Stock Options granted on May 18, 2005 vested 100% on July 2, 2005.
(4)	Options granted in fiscal 2006 and fiscal 2004 vest 20% per annum commencing on the first day of the second and each succeeding year following grant date.
(5)	Director’s and attendance fees for serving as a Director of the Company.

Employment Contracts and Change-In-Control Arrangements

We have entered into agreements with each of our executive officers that provide for the continuation of certain payments and benefits in order to induce the executive to remain in our employ, and to ensure his or her continued dedication and efforts without undue concern for his or her personal financial and employment security.

Mr. Jagodinski

On August 25, 2006, we entered into an amended and restated employment agreement with W.T. Jagodinski, our President and Chief Executive Officer, which we refer to as the Amended Employment Agreement. The Amended Employment Agreement supersedes Mr. Jagodinski’s prior restated employment agreement, dated September 1, 1997 and modified on January 14, 1998, which we refer to as the Prior Employment Agreement. The Amended Employment Agreement provides that if Mr. Jagodinski is employed by us at the time of a change in control or has been terminated by us in anticipation of a change in control, as those terms are defined in the Amended Employment Agreement, then upon a change in control, Mr. Jagodinski will be entitled to receive (1) an amount equal to earned but unpaid base salary plus a pro rata portion of his highest bonus earned in any of the five prior fiscal years, (2) an amount equal to three times base salary (determined at the time of the change in control) plus his highest bonus earned in any of the five prior fiscal years, (3) an amount equal to 20% of the sum of base salary (determined at the time of the change in control) plus his highest bonus earned in any of the five prior fiscal years for purposes of obtaining accounting services, (4) the value of the excess of Mr. Jagodinski’s benefit under our retirement plan if he were to be credited with an additional three years of service and his actual benefit at the time of the change in control, (5) continuation of health and welfare benefits at our cost (in addition to the right to COBRA coverage) for 36 months following the date of the change in control, (6) continued use of a company-provided cellular phone, secretarial assistance, voice mailbox, mail drop service, laptop computer, email account and vehicle and continued coverage under directors and officers liability insurance policy, for 36 months after the change in control and (7) the right to a cash payment in lieu of receiving shares of our common stock for exercisable options that Mr. Jagodinski is required to surrender.

Mr. Jagodinski is entitled to receive a gross-up payment for any income or employment taxes owed with respect to any payments or benefits received upon a change in control such that the amount he retains after-tax is equal to the amount he would have retained had no income or employment tax applied. Under the Amended Employment Agreement, the income and employment tax gross-up applies to all payments and benefits except payment of earned but unpaid base salary and pro rata bonus and the payment of three times base salary plus his highest bonus earned in any of the five prior fiscal years. The Amended Employment Agreement provides that Mr. Jagodinski is also entitled to receive a gross-up payment with respect to any excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, incurred with respect to any payments or benefits received from us such that the amount he retains after-tax is equal to the after-tax amount he would have retained had no excise tax applied.

In order to comply with Section 409A of the Code, all amounts payable under the Amended Employment Agreement before January 1, 2007 will not be paid earlier than the first business day after December 31, 2006.

The Amended Employment Agreement provides that upon his termination of employment for any reason on or following a change in control or in anticipation of a change in control, Mr. Jagodinski will not compete against us for a period of 18 months from the date of termination of employment. For purposes of the non-competition covenant of the Amended Employment Agreement, Mr. Jagodinski may not engage or participate in, assist or have an interest in, whether as an officer, director, partner, owner, employee or otherwise, the operation, management or conduct of any business or enterprise that engages in the cottonseed breeding, production and marketing process in the same geographical area with any line of business in which we are now engaged.

Mr. Greene

On August 24, 2006, we entered into a severance protection agreement with R.D. Greene, that provides that, if Mr. Greene is employed by us at the time of a change in control (as that term is defined in the agreement) or has been terminated by us in anticipation of a change in control, then upon a change in control, he will be entitled to receive (1) a lump sum payment equal to (a) earned but unpaid base salary plus a pro rata portion of his highest bonus earned in any of the five prior fiscal years, (b) three times base salary (determined at the time of the change in control) plus his highest bonus earned in any of the five prior fiscal years, (c) 30% of the sum of base salary (determined at the time of the change in control) plus his highest bonus earned in any of the five prior fiscal years for purposes of obtaining accounting services, (d) the value of the excess of his benefit under our retirement plan if he were to be credited with an additional three years of service and his actual benefit at the time of the change in control, and (2) for 36 months following the date of the change in control, (a) continuation of health and welfare benefits, at our cost (in addition to the right to COBRA coverage) and (b) continued use of company-provided secretarial assistance, voice mailbox, laptop computer, email account, mail drop service and vehicle.

Under the severance protection agreement, Mr. Greene is entitled to receive a gross-up payment for any income or employment taxes owed with respect to the payment made with respect to his obtaining accounting services such that the amount he retains after-tax is equal to the amount he would have retained had no income or employment tax applied. The severance protection agreement provides that Mr. Greene is entitled to receive a gross-up payment with respect to any excise taxes under Section 4999 of the Code incurred with respect to any payments or benefits received from us such that the amount he retains after-tax is equal to the after-tax amount he would have retained had no excise tax applied.

Upon termination of employment for any reason on or following a change in control or in anticipation of a change in control, the severance protection agreement provides that Mr. Greene agrees not to compete against us for 18 months from the date of termination of employment. For purposes of this non-competition covenant, Mr. Greene may not engage or participate in, assist or have an interest in, whether as an officer, director, partner, owner, employee or otherwise, the operation, management or conduct of any business or enterprise that engages in the cottonseed breeding, production and marketing process in the same geographical area with any line of business in which we are now engaged unless his new job duties do not require or allow him to directly engage in activities that would violate those prohibitions and he does not violate his contractual confidentiality obligations to our company.

Messrs. Dismuke and Hugie

On August 21 and 24, 2006, we entered into a severance protection agreement with each of Charles Dismuke, Jr. and William Hugie, respectively, that provides that, if within 24 months of a change in control (as that term is defined in the agreement), the respective executive’s employment is terminated by us without “cause” and other than due to “disability” or death, or by the executive for “good reason” (as those terms are defined in the agreement) or during the 30 day period following the first anniversary of the change in control, the respective executive will be entitled to receive (1) a lump sum payment equal to (a) earned but unpaid base salary plus a pro rata portion of his highest bonus earned in any of the five prior fiscal years, (b) three times base salary (determined at the time of the change in control or, if greater, the date of termination of employment) plus his highest bonus earned in any of the five prior fiscal years, (c) $30,000 for purposes of obtaining outplacement services and (d) the value of the excess of the respective executive’s benefit under our retirement plan if he were to be credited with an additional three years of service and his actual benefit at the time of the termination, and (2) for 36 months following the date of termination of employment, (a) continuation of health and welfare benefits, at our cost (in addition to the right to COBRA coverage) and (b) continued use of company-provided secretarial assistance, voice mailbox, laptop computer, email account, mail drop service and vehicle.

The severance protection agreements provide that Messrs. Dismuke and Hugie are each entitled to receive a gross-up payment with respect to any excise taxes under Section 4999 of the Code incurred with respect to any payments or benefits received from us such that the amount such executive retains after-tax is equal to the after-tax amount each would have retained had no excise tax applied.

If Mr. Dismuke or Mr. Hugie qualifies as a “specified employee” under Section 409A of the Code, payments made to the respective executive under the applicable severance protection agreement may be delayed for six months from the date of termination of employment.

If, during the term of the applicable severance protection agreement and within 24 months of a change in control, Mr. Dismuke’s or Mr. Hugie’s employment is terminated by us for disability, due to death or by the executive for other than good reason and other than during the thirty-day period following the first anniversary of the change in control, the respective executive will receive earned but unpaid base salary plus a pro rata portion of his highest bonus earned in any of the five prior fiscal years. If either executive is terminated by us for cause, such executive will only be entitled to earned but unpaid base salary.

Upon termination of employment for any reason on or following a change in control or in anticipation of a change in control, the severance protection agreements provide that each respective executive agrees not to compete against us for 18 months from the date of termination of employment. For purposes of the non-competition covenant of the severance protection agreements, the respective executive may not engage or participate in, assist or have an interest in, whether as an officer, director, partner, owner, employee or otherwise, the operation, management or conduct of any business or enterprise that engages in the cottonseed breeding, production and marketing process in the same geographical area with any line of business in which we are now engaged unless his new job duties do not require or allow him to directly engage in activities that would violate those prohibitions and he does not violate his contractual confidentiality obligations to our company.

Mr. Willeke

On August 24, 2006, we entered into a severance protection agreement with Mr. James H. Willeke that provides that, if within 24 months of a change in control (as that term is defined in the agreement), his employment is terminated by us without “cause” and other than due to “disability” or death, or by Mr. Willeke for “good reason” (as those terms are defined in the agreement) or during the 30 day period following the first anniversary of the change in control, he will be entitled to receive (1) a lump sum payment equal to (a) earned but unpaid base salary plus a pro rata portion of his highest bonus earned in any of the five prior fiscal years, (b) one and one-half times the sum of base salary (determined at the time of the change in control or, if greater, the date of termination of employment) and his highest bonus earned in any of the five prior fiscal years, (c) $30,000 for purposes of obtaining accounting services and (d) the value of the excess of his benefits under our retirement plan if he were to be credited with an additional one and one-half years of service and his actual benefit at the time of termination, and (2) continuation of health and welfare benefits, at our cost for 24 months following the date of the termination (in addition to the right to COBRA coverage) and continued use of a company-provided vehicle for 18 months following the date of the termination.

The severance protection agreement provides that he is entitled to receive a gross-up payment with respect to any excise taxes under Section 4999 of the Code incurred with respect to any payments or benefits received from us such that the he retains after-tax is equal to the after-tax amount he would have retained had no excise tax applied.

If he qualifies as a “specified employee” under Section 409A of the Code, payments made to him under the applicable severance protection agreement may be delayed for six months after the termination of employment.

If, during the term of the applicable severance protection agreement and within 24 months of a change in control, the employment of Mr. Willeke is terminated by us for disability, due to death or by the executive for other than good reason and other than during the 30 day period following the first anniversary of the change in control, he will receive earned but unpaid base salary plus a pro rata portion of his highest bonus earned in any of the five prior fiscal years. If he is terminated by us for cause, he will only be entitled to earned but unpaid base salary.

Option Grants in Last Fiscal Year

The only options exercisable into securities of the Company are those outstanding under the 1995 Long-Term Incentive Plan (the “1995 Plan”) and the 2005 Omnibus Stock Plan (the “2005 Plan”). The Company granted options for 2,666 Shares under the 1995 Plan and 97,074 Shares under the 2005 Plan in 2006. All options granted in 2006 under the 1995 Plan vest 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of grant. Stock options granted in 2006 under the 2005 Plan vest 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire seven years from the date of the grant. The stock options granted in 2006 were granted at fair market value of the Company’s common stock at the time of grant.

The following table sets forth certain information concerning stock options granted during 2006:

Option Grants in 2006
					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation of Option Term (1)
Name	Number of Securities Underlying Options	Percentage of Total Options Granted to Employees In Fiscal Year	Exercise Price	Expiration Date	5%	10%

W. Thomas Jagodinski (2)	2,666	2.67%	22.505	1/17/16	$37,754	$95,656

R. D. Greene	13,000	13.03%	23.600	11/30/12	$124,807	$290,940

(1)
The dollar amount under these columns are the result of calculations at 5% and 10% rates arbitrarily set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price. Any actual gain on exercise of options is dependent on the future performance of the Company’s stock.

(2)	Automatic grant resulting from service as a director.

Options Exercised in Last Fiscal Year

The following table sets forth certain information concerning stock option exercises during 2006 and unexercised options held as of August 31, 2006 for each of the Named Officers:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Gains Realized on Exercise	Number of Securities Underlying Unexercised Options at the Fiscal Year End		Value of Unexercised In-The-Money Options at the Fiscal Year End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

W. Thomas Jagodinski	21,333	$384,847	479,568	57,355	$8,638,506	$1,212,547
Charles R. Dismuke, Jr.	—	—	150,812	—	$2,576,834	—
R. D. Greene	52,000	$558,928	94,702	38,000	$1,562,109	$764,140
William V. Hugie	80,000	$207,960	65,460	—	$1,196,712	—
James H. Willeke	34,502	$367,407	17,321	—	$201,318	—

(1)	Based on $40.505 per Share, the August 31, 2006 market value as calculated by averaging the High and Low as quoted by the NYSE.

Compensation Pursuant to Plans

Pension Plan

The Company maintains a noncontributory defined benefit plan (the “Pension Plan”) that covers substantially all full-time employees, including the Named Officers. All employees of the Company and its domestic subsidiaries, who have both attained age 21 and completed one year of eligible service, are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit (if employment terminates on or after age 65) equal to the sum of: (i) 22.75% of average compensation (the average of the participant’s five highest consecutive calendar years of earnings, including overtime but excluding bonuses) reduced by 1/25th for each year of credited service less than 25 at normal retirement; and (ii) 22.75% of average compensation exceeding the greater of one-half of average social security covered compensation and $10,000, reduced by 1/35th for each year of credited service less than 35 at normal retirement.

The following table shows the estimated benefits payable in the form of a single-life annuity upon retirement in specified average compensation and years of credited service classifications:

Pension Plan Table

Years of Credited Service

Compensation	15	20	25	30	35

$ 25,000	$3,470	$4,627	$5,784	$5,803	$5,822
$ 50,000	9,320	12,427	15,534	16,365	17,197
$ 75,000	15,170	20,227	25,284	26,928	28,572
$100,000	21,020	28,027	35,034	37,490	39,947
$150,000	32,720	43,627	54,534	58,615	62,697
$200,000	44,420	59,227	74,034	79,740	85,447
$250,000	46,058	61,411	76,764	82,698	88,632
$300,000	46,058	61,411	76,764	82,698	88,632
$400,000	46,058	61,411	76,764	82,698	88,632

The above estimated annual benefits were calculated by the actuary for the Pension Plan. Benefit amounts shown are the annual pension benefits payable in the form of a single-life annuity for an individual attaining the age of 65 in 2006. In addition, such amounts reflect the 2006 maximum compensation limitation under the Internal Revenue Code of 1986, as amended, and are not subject to any deduction for social security or other amounts.

The estimated years of credited service and eligible average compensation for each of the Named Officers as of January 1, 2006, the most recent Pension Plan valuation date, are as follows:
Name	Years of Credited Service	Average Plan ompensation

W. Thomas Jagodinski	14	$203,000

Charles R. Dismuke, Jr.	29	203,000

R. D. Greene	9	181,150

William V. Hugie	17	178,467

James H. Willeke	10	196,320

Defined Contribution Plan

The Company maintains a defined contribution plan under the rules of Internal Revenue Code Section 401(k) (the “401(k) Plan”). The 401(k) Plan covers substantially all full-time employees. Eligible employees of the Company and its domestic subsidiaries, who have both attained age 21 and completed one year of service, may participate in the 401(k) Plan. A participant may elect to contribute up to 80% of his or her eligible earnings to the 401(k) Plan, subject to certain limitations under the Internal Revenue Code. The 401(k) Plan allows the Company to match a maximum of six percent of eligible employee contributions. As of August 31, 2006, the Company has elected not to match such contributions.

Long -Term Incentive Plans

The Company maintains two long-term incentive plans, all of which compensate key employees and directors through the grant of options to buy shares of Common Stock. In addition, the 2005 Plan allows the Company to award restricted stock and restricted stock units to participants. In 1995, the Company’s Board of Directors adopted the 1995 Plan which the stockholders ratified at the 1996 Annual Meeting. In 2000, the 1995 Plan was amended and restated eliminating the ability of the Board of Directors to award stock appreciation rights, restricted Shares of Common Stock and performance unit credits. Pursuant to the amended and restated 1995 Plan, the Board of Directors may award stock options to officers, key employees and directors. Under the amended and restated 1995 Plan, 5,120,000 Shares are authorized for grant, which is an increase from the original 2,560,000 Shares. As of August 31, 2006, options for 6,292,534 Shares have been granted under the 1995 Plan, of which 1,339,048 have been forfeited and in some cases reissued pursuant to the Plan provisions leaving available for grant 166,514 shares.

In November 2004, the Company’s Board of Director’s adopted the 2005 Plan which the stockholders ratified at the 2005 Annual Meeting. Pursuant to the 2005 Plan, the Board of Directors may award a total of 2,400,000 stock options and a maximum of 2,100,000 shares of restricted stock and/or restricted stock units. As of August 31, 2006, options for 242,778 shares have been granted under the 2005 Plan, leaving available for grant 2,157,222. In addition, 180,212 shares of restricted stock and restricted stock units had been awarded of which 4,078 have been forfeited, leaving 1,923,866 shares available for awards.

Under the 1995 Plan, all stock options granted prior to the May 18, 2005 grant vest at a rate of 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of grant. On May 18, 2005, 1,105,213 stock options were granted under the 1995 and 2005 Plans which fully vested 45 days after grant date (July 2, 2005) and which have a seven year expiration. A portion of the May 18, 2005 grant included options granted with an exercise price equal to the fair market value of the Company’s common stock at the time of grant. However, the majority of options granted at this time were issued with exercise prices of $27.56, $28.81, and $30.06, which was in excess of the fair market value ($26.31) of the Company’s common stock on the date of the grant.

Grants made under the 1995 plan in fiscal 2006 vest at a rate of 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of grant. Grants made under the 2005 Plan in fiscal 2006 vest at the same rate, but expire seven years from the date of grant.

All awards of restricted stock and restricted stock units under the 2005 Plan vest at a rate of 40% on the day following the one year anniversary from the date of grant and 30% on the second and third anniversaries of the grant date. Shares subject to grants and awards under the 2005 Plan which have expired, been cancelled, forfeited or terminated may again be made available for grant under the 2005 Plan.

Pursuant to the Merger Agreement executed with Monsanto, we are precluded from future issuances of our own shares except our Board of Directors has authorized the issuance of approximately 155,000 shares of Restricted Stock or Restricted Stock Units to our directors, officers and key employees in accordance with the provisions of the 2005 Omnibus Stock Plan. These shares of Restricted Stock and Restricted Stock Units, if issued, will vest over a three year period. However, at the effective time of the merger, those shares of Restricted Stock and Restricted Stock Units will become immediately vested and will be converted into the right to receive $42.00 per share in cash without interest and less any applicable withholding tax. If the merger does not close, these instruments will vest 40% one day following the first anniversary of their issuance, 30% on the second anniversary of their issuance and the remaining 30% on the third anniversary of their issuance.

CERTAIN TRANSACTIONS

Registration Rights

The holder of the Series M Convertible Non-Voting Preferred Stock has certain registration rights associated with the Common Stock into which the Preferred Stock is convertible. The holder has not converted the Preferred Stock as of the proxy record date.

Cotton Biotechnology Research Contracts

DeltaMax Cotton LLC, a limited liability company jointly owned with Verdia, Inc.(“Verdia”), a wholly owned indirect subsidiary of DuPont, and the Company, in October 2002 entered into collaborative research agreements with Temasek Life Sciences Laboratory (“TLL”), an organization organized under the laws of Singapore. In February 2004 and November 2004, the Company entered into license agreements for technology owned by TLL which is used in the development of cotton products. Dr. Nam-Hai Chua, a director of the Company, was the Chief Scientific Advisor of Temasek Capital from April 2001 to March 2003 and was appointed to be Corporate Advisor to Temasek Holdings from April 2003 through March 2006, and has advised TLL since April 2004. Temasek Holdings is the parent company of TLL and Temasek Capital. The value of the TLL agreements with DeltaMax and the Company exceeds $60,000; however, the agreements are not material, as defined by the Securities and Exchange Commission. The agreements also are not material for Temasek, and according to Dr. Chua he did not advise TLL on those agreements and he derives no particular or direct benefit from the agreements. Dr. Chua recuses himself from any discussion and vote regarding DeltaMax’s and the Company’s agreements with TLL.

In addition, Dr. Chua has been a paid consultant to Pioneer Hi-Bred International, Inc., a DuPont subsidiary, for several years and continues in this capacity. DuPont acquired Verdia in July 2004. Dr. Chua did not consult with Pioneer/Dupont regarding this acquisition and he recuses himself from any discussion and vote regarding DeltaMax.

Future Transactions with Affiliates and Advances

The Company requires that any transactions between the Company and persons or entities affiliated with officers, directors, employees or stockholders of the Company be on terms no less favorable to the Company than could be obtained in an arm’s-length transaction with an unaffiliated party. Such transactions will also be subjected to approval by a majority of the independent directors of the Company. The Board of Directors has adopted resolutions prohibiting advances without its approval, except for ordinary business and travel advances in accordance with the Company’s policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on review of the copies of reporting forms furnished to the Company, or written representations that no forms were required, the Company believes that during 2006, all required events of its officers, directors and 10% stockholders to the Securities and Exchange Commission of their ownership and changes in ownership of Shares (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended) have been filed, except the following individual filed the following number of late reports with respect to the following number of transactions; two Form 4’s for Ann J. Shackelford pertaining to four transactions involving the sale of stock to which Mrs. Shackelford disclaims beneficial ownership.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SOLICITATION OF PROXIES AND COST THEREOF

The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit proxies. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and presented at the 2008 Annual Meeting should be received by the Company no later than August 31, 2007. With regard to stockholder proposals not included in the Company’s proxy statement but which a stockholder wishes to be brought before the 2007 Annual Meeting, the Company’s bylaws establish an advance notice procedure which requires that the Company receive notice of such a proposal by not less than 60 days nor more than 90 days prior to the date of the Annual Meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. In addition to the above requirements as to timeliness, the proposals must meet certain eligibility requirements of the Securities and Exchange Commission.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Stockholders may obtain a copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, without charge (except for exhibits), by contacting: Assistant Secretary, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi 38772 or by accessing our website at www.deltaandpine.com under Media & News.

SHAREHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to Stockholders who share the same address, unless otherwise requested. Any record Stockholder, who shares an address with another record Stockholder and who has received only one set of proxy materials, may receive a separate copy of these materials, without charge, by contacting: Assistant Secretary, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi 38772.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jerome C. Hafter
Jerome C. Hafter Secretary

The Directors and Officers of
DELTA AND PINE LAND COMPANY
cordially invite you to attend our
2007 Annual Meeting of Shareholders
Monday, February 19, 2007 10:00 a.m.
Memphis Marriott East
2625 Thousand Oaks Drive
Memphis, TN

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

IMPORTANT Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified on the reverse side, this proxy will be voted FOR all the director nominees listed, and FOR the ratification of independent auditors. The undersigned revokes all proxies heretofore give to vote at such meeting and all adjournments or postponements.

V A
O B
T O
E V
R E

C N
O A
N M
T E
R
O H                                                                                Dated ___________________________________________
L  E
    R                                                                                ________________________________________________
N  E
U                                                                                    ________________________________________________
M                                                                                    (Please sign here)
B
E
R

Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.

DELTA AND PINE LAND COMPANY

    If you personally plan to attend the Annual
    Meeting of Shareholders, please check the
    box below and list names of attendees on
    reverse side.

    Return this stub in the enclosed envelope
    with your completed proxy card.

    I/We do plan to attend
     the 2007 meeting.                    ☐

TO VOTE BY MAIL To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.
TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
   1. Read the accompanying Proxy Statement.
   2. Visit our Internet voting Site at http://www.illinoisstocktransfer.com and follow the instructions on the screen.
   3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Saturday, February 17, 2007 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail
TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
   1. Read the accompanying Proxy Statement.
   2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
   3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
Please note that all votes cast by telephone must be completed and submitted prior to Saturday, February 17, 2007 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE Please Do Not Return Your Proxy Card By Mail

PLEASE LIST NAMES OF PERSONS ATTENDING _____________________________ _____________________________ _____________________________ _____________________________

DELTA AND PINE LAND COMPANY
REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerome C. Hafter and Kenneth M. Avery as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Delta and Pine Land Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on February 19, 2007 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissable, by those named in this proxy in their best judgement.

Proposal 1 - Election of Class II Directors with a term ending at the 2010 Annual Meeting of Stockholders

[   ]   For All NomineesListed Below (except as marked to the contrary below)

[   ]   Withhold Authorityto vote for all nominees below.
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)

01Joseph M. Murphy 02Rudi E. Scheidt

Proposal 2 - To ratify the appointment of the independent auditors for the fiscal year ending August 31, 2007

    [   ] For   [   ] Against   [   ] Abstain

                                  (to be signed on the other side)